Exhibit 10.17(b)

FORM OF

STOCK APPRECIATION RIGHTS AGREEMENT

This STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”), dated as of             (the “Grant Date”) is made by and between HCA Holdings, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth below, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Grantee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as amended and restated (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company, including any subcommittee formed pursuant to Section 3(a) of the Plan, (or, if no such committee is appointed, the Board of Directors of the Company) (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Stock Appreciation Rights (“SARs”) as provided for herein to the Grantee as an incentive for increased efforts during his or her term of office, employment or service with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said SARs;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

STOCK APPRECIATION RIGHTS GRANT

Grantee:	[Participant Name]
[ParticipantAddress]

Aggregate number of Time SARs granted hereunder (“Time SARs”):	[Time SAR Award]

Aggregate number of EBTIDA Performance SARs granted hereunder (“EBTIDA Performance SARs”):	[EBITDA Performance SAR Award]

Base Price of all SARs granted hereunder:	[Base Price]

Grant Date of Award (“Grant Date”):	[Grant Date]

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.	Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Grantee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” shall mean (i) willful and continued failure by Grantee (other than by reason of a Permanent Disability) to perform his or her material duties with respect to the Company or its Subsidiaries which continues beyond ten (10) business days after a written demand for substantial performance is delivered to Grantee by the Company (the “Cure Period”); (ii) willful or intentional engaging by Grantee in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investors or their respective Affiliates; (iii) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) Grantee’s engaging in any action in breach of restrictive covenants made by Grantee under any Management Stockholder’s Agreement (if applicable) or other agreement containing restrictive covenants (e.g., covenants not to disclose confidential information, to compete with the business of the Company or its Subsidiaries or to solicit the employees thereof to terminate their employment) or any employment or change-in-control agreement between the Grantee and the Company or any of its Subsidiaries, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

Section 1.2.	EBITDA Performance SARs

“EBITDA Performance SARs” shall mean the SARs granted on the terms and conditions set forth herein, with respect to all or any part of an aggregate number of shares of Common Stock set forth above opposite the term EBITDA Performance SARs.

Section 1.3.	Fiscal Year

“Fiscal Year” shall mean each of the             ,             ,              and             fiscal years of the Company (which, for the avoidance of doubt, ends on December 31 of any given calendar year).

Section 1.4.	Good Reason

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Grantee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) (A) a reduction in Grantee’s base salary (other than a general reduction in base salary that affects all similarly situated employees (defined as all employees within the same Company pay grade as that of Grantee) in substantially the same proportions that the Board implements in good faith after consultation with the Chief Executive Officer (“CEO”) and Chief Operating Officer of the Company, if any); (B) a reduction in Grantee’s annual incentive compensation opportunity; or (C) the reduction of benefits payable to Grantee under the Company’s Supplemental Executive Retirement Plan (if Grantee is a participant in such plan), in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Grantee gives the Company written notice of such event; provided that the events described in (i)(A) or (i)(B) above will not be deemed to give rise to Good Reason if employment is terminated, but Grantee declines an offer of employment involving a loss of compensation of less than 15% from a purchaser, transferee, outsourced vendor, new operating entity or affiliated employer; (ii) a substantial diminution in Grantee’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Grantee gives the Company written notice of such event; or (iii) a transfer of Grantee’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of this Agreement; provided that Good Reason shall not be deemed to occur merely because Grantee’s willful decision to change position or status within the Company or any of its Subsidiaries causes one or more of the occurrences described in (i), (ii), or (iii) to come about.

Section 1.5.	Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in any employment agreement between Grantee and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” as defined in the long-term disability plan of the Company.

Section 1.6.	Retirement

“Retirement” shall mean Grantee’s resignation (other than for Good Reason) from service with the Company and the Service Recipients (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten (10) years of service with the Company or any Service Recipient.

Section 1.7.	SARs

“SARs” shall mean the aggregate of the Time SARs and the EBITDA Performance SARs granted under Section 2.1 of this Agreement.

Section 1.8.	Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.9.	Time SARs

“Time SARs” shall mean the SARs granted on the terms and conditions set forth herein with respect to all or any part of an aggregate number of shares of Common Stock set forth above opposite the term Time SARs.

ARTICLE II

GRANT OF SARS

Section 2.1.	Grant of SARs

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Grantee an award of the following SARs: (a) the Time SARs and (b) the EBITDA Performance SARs (together, the “Award”), in each case on the terms and conditions set forth in this Agreement. Each SAR represents the right to receive pursuant to this Agreement, upon exercise of the SAR, a payment from the Company in shares of Common Stock having a value equal to the excess of the Fair Market Value of one Share on the exercise date over the Base Price (as defined below).

Section 2.2. Base Price

Subject to Section 2.4, the base price of each SAR granted pursuant to this Agreement (the “Base Price”) shall be as set forth above.

Section 2.3. No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Service Recipient or shall interfere with or restrict in any way the rights of the Company and the Service Recipients, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Grantee’s employment agreement with the Company or offer letter provided by the Company or a Service Recipient to the Grantee.

Section 2.4. Adjustments to SARs

The SARs shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then: first, the Base Price of each SAR shall be reduced by the amount of the dividend per share paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and it will not have adverse tax consequences to the Grantee; and, if such reduction cannot be fully effected due to such tax laws, second, the Company shall pay to the Grantee a cash payment, on a per SAR basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Base Price of the applicable SARs as follows: (a) for each Share with respect to which a vested SAR relates, promptly following the date of such dividend payment; and (b), for each Share with respect to which an unvested SAR relates, on the date on which such SAR becomes vested and exercisable with respect to such Share.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.	Commencement of Exercisability

(a) So long as the Grantee continues to be employed by the Company or any other Service Recipient, this Award shall become vested and exercisable pursuant to the following schedules:

(i) Time SARs. This Award shall become vested and exercisable with respect to 25% of the Time SARs on each of the first four anniversaries of the Grant Date.

(ii) EBITDA Performance SARs. This Award shall be eligible to become vested as to 25% of the EBITDA Performance SARs (the “Eligible SARs”) at the end of each of the four Fiscal Years, if the Company, on a consolidated basis, achieves its annual EBITDA targets for the given Fiscal Year, as each such target shall be established by the Committee on the attached Schedule A or otherwise within the first ninety days of each such Fiscal Year (each, once so established, an “EBITDA Target”) for the given Fiscal Year. In the event the actual EBITDA for a Fiscal Year equals or exceeds the minimum percentage of the EBITDA Target set forth on Schedule A for such year, a portion of the Eligible SARs shall become vested as provided in the attached Schedule A as of the last day of the applicable Fiscal Year. Subject to the immediately preceding sentence, in the event that the EBITDA Target is not achieved in a particular Fiscal Year, then that portion of the Eligible SARs that failed to vest due to the Company’s failure to achieve 100% of its EBITDA Target shall be forfeited and immediately terminated as of the date the actual EBITDA for the Fiscal Year has been certified by the Committee. Any portion of the Eligible SAR that becomes vested pursuant to this Section 3.1(a)(ii) shall become first exercisable upon the determination by the Committee that the applicable EBITDA Targets have been achieved.

(b) Notwithstanding the foregoing (but subject to Section 3.1(c) below), upon the occurrence of a Change in Control (the definition of which is set forth on Schedule B attached hereto):

(i) this Award shall become immediately vested and exercisable immediately prior to a Change in Control as to 100% of the Time SARs (but only to the extent this Award has not otherwise terminated or become exercisable with respect to such SARs);

(ii) this Award shall become immediately vested and exercisable immediately prior to a Change in Control as to 100% of the Eligible SARs with respect to (i) the Fiscal Year in which the Change in Control occurs and (ii) each subsequent Fiscal Year (but only to the extent this Award has not otherwise terminated or become exercisable with respect to such SARs); and

(c) Notwithstanding the foregoing, no part of this Award shall become vested as to any additional SARs as of any date following the termination of Grantee’s employment with the Company or any Service Recipient for any reason and any SAR, which is (or determined to be) unvested as of the Grantee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2.	Expiration of SARs

The Grantee may not exercise any SAR granted pursuant to this Award after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date so long as the Grantee remains employed with the Company or any Service Recipient through such date;

(b) The third anniversary of the date of the Grantee’s termination of employment with the Company and all Service Recipients, if the Grantee’s employment terminates by reason of death or Permanent Disability;

(c) Immediately upon the date of the Grantee’s termination of employment by the Company or any Service Recipient for Cause, including if a vested SAR has not yet become exercisable pursuant to Section 3.1(a)(ii);

(d) One hundred and eighty (180) days after the date of the Grantee’s termination of employment by the Company or any Service Recipient without Cause (for any reason other than as set forth in Section 3.2(b));

(e) One hundred and eighty (180) days after the date of the Grantee’s termination of employment with the Company or any Service Recipient by the Grantee for Good Reason;

(f) The third anniversary of the date of the Grantee’s termination of employment with the Company or any Service Recipient by the Grantee upon Retirement.

(g) Sixty (60) days after the date of the Grantee’s termination of employment with the Company or any Service Recipient by the Grantee without Good Reason (except due to Retirement, death or Permanent Disability); or

(h) At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan.

For the avoidance of doubt, for purposes of this Agreement, Grantee’s employment shall not be deemed to have terminated so long as Grantee remains employed by any Service Recipient.

ARTICLE IV

EXERCISE

Section 4.1.	Person Eligible to Exercise

The Grantee may exercise only that portion of this Award that has both vested and become exercisable at the time Grantee desires to exercise this Award and that has not expired pursuant to Section 3.2. During the lifetime of the Grantee, only the Grantee (or his or her duly authorized legal representative) may exercise the SARs granted pursuant to this Award or any portion thereof. After the death of the Grantee, any vested and exercisable portion of this Award may, prior to the time when such portion becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Grantee’s will or under the then applicable laws of descent and distribution.

Section 4.2.	Partial Exercise

Any vested and exercisable portion of this Award, or the entire Award, if then wholly vested and exercisable, may be exercised in whole or in part at any time prior to the time when the Award or portion thereof becomes unexercisable under Section 3.2.

Section 4.3.	Manner of Exercise

Subject to the Company’s code of conduct and securities trading policies as in effect from time to time, this Award, or any exercisable portion thereof, may be exercised solely by delivering to the Company or its designated agent all of the following prior to the time when the Award or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing (or such other medium acceptable to the Company or its designated agent) signed or acknowledged by the Grantee or other person then entitled to exercise the Award, stating the number of SARs subject to the Award in respect of which the Award is thereby being exercised, such notice complying with all applicable rules established by the Committee;

(b) [intentionally omitted]

(c) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which the Award or portion thereof is exercised or (ii) indication that the Grantee elects to satisfy the withholding tax obligation through an arrangement that is compliant with the Sarbanes-Oxley Act of 2002 (and any other applicable laws and exchange rules) and that provides for the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Award and to deliver promptly to the Company an amount to satisfy the minimum withholding tax obligation that would otherwise be required to be paid by the Grantee to the Company pursuant to clause (i) of this subsection (c), or (iii) if made available by the Company, indication that the Grantee elects to have the number of Shares that would otherwise be issued to the Grantee upon exercise of such Award (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such exercise, equal to the payment to satisfy the minimum withholding tax obligation that would otherwise be required to be made by the Grantee to the Company pursuant to clause (i) of this subsection (c).

(d) If required by the Company, a bona fide written representation and agreement, in a form satisfactory to the Company, signed by the Grantee or other person then entitled to exercise such Award or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Grantee or other person then entitled to exercise such Award or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Company may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Award or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Grantee, appropriate proof of the right of such person or persons to exercise the Award.

Without limiting the generality of the foregoing, the Company may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of this Award (or portion thereof) does not violate the Act, and may issue stop-transfer orders covering such Shares. Share certificates evidencing stock issued on exercise of any portion of this Award shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4.	Conditions to Issuance of Stock Certificates

The Shares issuable (whether by certificate or otherwise) upon the exercise of this Award, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. If share certificates are to be issued, the Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of this Award or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

(b) The lapse of such reasonable period of time following the exercise of the Award as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.	Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of any SARs subject to this Award shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares issuable upon the exercise of this Award or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder, or the Company or its designated agent has otherwise recorded the appropriate book entries evidencing Grantee’s ownership of the Shares.

ARTICLE V

MISCELLANEOUS

Section 5.1.	Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.	Award Not Transferable

No part of, or interest in, this Award shall be liable for the debts, contracts or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) reflected in the Company’s books and records. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4.	Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.	Applicability of Plan

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 5.6.	Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7	Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8	Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Grantee substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by the Grantee to arbitrate the dispute.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

HCA HOLDINGS, INC.

By:

Its:

Grantee:

(electronically accepted)

Schedule A

EBITDA Targets

Fiscal Year	FY1		FY2		FY3		FY4
EBITDA Target	TBD	[1]	TBD	[1]	TBD	[1]	TBD	[1]

Partial Vesting Schedule

Actual EBITDA (% of Budget)	100%+	99.0% - 99.9%	98.0% - 98.9%	97.0% - 97.9%	96.0% - 96.9%	< 96.0%
% Eligible SARs[2] Vesting	100%	80%	60%	40%	20%	0%

“EBITDA” means earnings before interest, taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under ASC Topic 718, and any other expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the Fiscal Year, as determined in good faith by the Board or the Committee in consultation with the CEO. In the event the Company disposes of or acquires any facility during the Fiscal Year, the EBITDA target for such year shall be adjusted appropriately (based on the number of days during the year for which the facility was owned) to reflect the acquisition or disposition.

In addition to any adjustments enumerated in the definition of “EBITDA”, above, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Grantee, the Company, or any Subsidiary or Affiliate, or the financial statements of the Company or of any Subsidiary or Affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement. The Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls.

[1]	The annual EBITDA targets for each of FY1, FY2, FY3 and FY4 shall be determined during the first 90 days of the relevant Fiscal Year, in accordance with Section 3.1(a)(ii) hereof.
[2]	For the avoidance of doubt, the “Eligible SARs” with respect to any Fiscal Year equals 25% of the EBITDA Performance SARs granted hereunder.

Schedule B

Definition of Change in Control

For purposes of this Agreement, the term “Change in Control” shall mean, in lieu of any definition contained in the Plan:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than, as of the date of determination, (A) any and all of an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (B) Hercules Holding II, LLC, a Delaware limited liability company (or any successor) (“Hercules Holding II”), but only for so long as Hercules Holding II continues to hold at least 30% of the voting power of the Company’s voting equity securities, or (C) any Equity Sponsor (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of March 8, 2011), but only for so long as the Equity Sponsors, in the aggregate, continue to hold at least 30% of the voting power of the Company’s voting equity securities (any of the foregoing, “Permitted Holders”); or

(ii) any Person or Group, other than the Permitted Holders, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

2